Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

May/June 2011

The Annual Meeting of the Members of Granite Falls Energy was held on Thursday, March 31, 2011 at the Prairie's Edge Convention Center in Granite Falls. I want to thank all that attended and especially thank all the members who completed the proxy statements and returned them prior to the meeting. There were 20,997 out of a total 30,654 membership interests represented or a 68.49% turnout. That representation is outstanding, and we hope to continue with that kind of representation in the future.

The order of business included the election of two Governors to serve until the 2014 Annual Meeting of Members and an Advisory Vote on Say-On-Pay as well as an Advisory Vote on the Frequency of Say-On-Pay Vote.

The terms of Shannon Johnson and Ken Berg were to expire at the Annual Meeting. Shannon Johnson decided to pursue another term while Ken Berg decided to retire his governor position. Shannon Johnson was re-elected and Dave Thompson was elected to his first term as a governor to the Granite Falls Energy Board.

Dave has been serving as an Alternate to the Board of Governors since November 2009. Dave is co-owner and president of Flolo-Thompson, Inc., a consulting firm serving value added agricultural plants in the design, development and operation of their business. Prior to founding Flolo-Thompson, Inc., Mr. Thompson worked in varying capacities for Cargill, Bunge Corporation, and Burlington Northern Railroad. We are excited to have Dave and his diverse experience available to Granite Falls Energy.

I want to thank Ken Berg for his service to Granite Falls Energy. Ken joined the Board in October 2006 and has served as Vice Chairman since April 2007. Ken has done an outstanding job at helping to deal with some very tough issues during his tenure. We were sorry to hear that he was not seeking re-election. He will be greatly missed, and we wish him well.

The annual members' meeting included presentations from our Chairman, Paul Enstad and 2010 fiscal year financial and operational reports from our CFO, Stacie Schuler, and Lee Poppe, our Plant Manager. Mark Wegner with the Twin Cities and Western Railroad and Jason Sagebiel with FCStone were our guest speakers. All the speakers did a fabulous job presenting their reports and presentations I received many positive comments about the presentations.

Since the annual meeting we continue to push to increase production. We have been able to operate the plant at an approximate 58 MGPY rate while maintaining our operational efficiencies. The major bottlenecks are dryer capacity and steam generating capacity. We continue to look for ways to reduce those bottlenecks.

As Robin Spaude states in his article, we have been working on several projects and have the majority of those projects near completion. The plant continues to operate well, and I attribute that to the very skilled and experienced operations and maintenance staff.

Granite Falls Energy completed its second fiscal quarter for 2011 on April 30th. The 2nd quarter 10Q filing will be available on the SEC website by June 15th. Please take the opportunity to review the filing.

Granite Falls Energy still faces the threat that the Minnesota Falls dam owned by Xcel Energy will be removed. The removal of the dam would render our current river water intake system inoperable. We have been actively working with our local representatives in the State legislature to insure no action is taken on the removal of the dam until all options are considered. One option that appears to meet the goals of all the interested parties is the conversion of the dam into a rock rapids structure. The rock rapids structure would maintain the water pool to allow our river intake structure to work properly, it would allow fish migration upstream, it would allow canoeing and kayaking, and it would not create the concern of mud flats for the adjacent landowners. I encourage all our members to watch the local papers and local news for future meetings and get involved in maintaining the water pool.

At the beginning of May, Granite Falls Energy sent out its first shipment of ethanol bound for export. I am excited to be able to participate in another market. According to the USDA, the United States exported approximately 400 million gallons of ethanol in 2010. Through March 2011 the United States has exported approximately 201 million ethanol gallons accounting for almost 6% of the total production.

During the last two years the export ethanol market has helped to remove the excess ethanol supply and has improved overall plant margins. However, as a matter of policy, it seems foolish that we are exporting ethanol and importing foreign fuel. If the fueling stations infrastructure and the government would allow higher ethanol blends, we could utilize domestic ethanol here at home and further

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Phone 320-564-3100

Hello there!

An awful lot of changes have occurred since our last newsletter of February 2011. In addition to expansion and de-bottlenecking projects we went through another scheduled maintenance outage in April. Spring flooding is also receding and didn't seem to impact our river lift station water quality too much. We experienced increased turbidity from silt, but even that didn't seem to be much different than previous years.



Robin Spaude
Plant and Facility Maintenance Manager

The April maintenance shutdown went very well and was very thorough. More contractor help was utilized this time to deal with the more labor intensive tasks. The additional labor resources really helped our maintenance crew from a work-load and time standpoint. The construction of the additional slurry and liquefaction tank added to the congestion in the process building during our outage activities, but did not delay progress. The grain receiving equipment got a thorough review and replacement of some wear strips and liners in several drags in receiving building basement and drop chutes from the corn legs on top of the silos was necessary. It's been 5 ½ years (or approximately 92 million bushels) since this equipment was new. The drop chutes on top of the silos were the biggest challenge for repairs this time due to the fact they were very difficult to access.

Once again my appreciation goes out to the maintenance crew and the operation teams for their efforts. At the beginning of the third day of the outage this plant was already cleaning up in several areas and ready for restart. We had very little equipment to put away or cleanup to do after startup and it gave us more time to focus on operating the plant. My thanks also to local companies (Fagen Inc., Par Piping, J&D Construction), as well as the other contractors too numerous to mention, that helped us through this shutdown. It's great to have this technical support and talent so close.

We did incur an electrical outage a few weeks before the April shutdown. We have not had an electrical outage in a long time. A Starling had apparently flown into one of our site circuit fuses in the sub-station causing a fireball (and a very loud bang) that shattered the fuse that took out the main feeder circuits above it momentarily knocking out all of REC's sub-stations in their service area as well as some disruption in parts of Xcel Energy's service area. The outage in the service areas lasted a few seconds to less than a minute in duration. Granite Falls Energy was down about 45 minutes as the fuse was replaced and all circuits were checked for damage and then re-energized.

Additional projects that have been completed or started since our February newsletter that maintenance and operations personnel have had a major role in were:

- -CO2 Scrubber column/equipment modifications were completed in February.
- -Distillation equipment modifications were completed in February.
- -Installed a Continuous Emissions Monitoring System (CEMS) installed and operational in March. This system replaces the existing Predictive Emissions Monitoring System (PEMS) that we were using.
- -Installed a larger sieve feed pump in early March.
- -Added a 2nd slurry tank w/ accessory equipment along with a building expansion and a 3rd liquefaction tank was completed and commissioned in May
- -Site perimeter fencing has commenced and should be complete by June. The installation of the fence was a condition of the amended air permit.

There are several other projects in the works and am currently involved in soliciting bids. The above projects have helped to increase our production and/or ensured compliance with the amended air permit. Although the winter was long and cold, the busy pace of the projects helped make the winter go by faster.

Thank you and have a great spring and summer.



Paul Enstad
Chairman of the Board of Governors

Hello again from Granite Falls Energy, LLC.

As Tracey wrote, in his article and on behalf of the Board, I was very pleased with the voter turnout for the annual meeting in March. Ken Berg, who served as a Governor on the Board for Granite Falls Energy for several years chose to retire and we thank him for all his hard work. Shannon Johnson was re-elected for a three year term and Dave Thompson whom was our alternate Governor was elected to a three year term. Your Board of Governors remains very diligent toward protecting your investment and providing a return on your investment. Our yields are holding up well and it is always amazes me that one bushel of corn can produce nearly three gallons of ethanol and several pounds of animal feed to help feed the world. We also produce corn oil from that single bushel of corn.

Those of you who attended the annual meeting were treated to excellent reports from the Company staff as well as a good operations and rail line history from Mark Wegner with the Twin Cities & Western railroad. This railroad transports most of our ethanol and about half of our DDGS and has served us well. We learned that the rail industry is also heavily regulated. Mark and his staff spend a lot of time to make sure that the TC&W can comply with the different regulations. As we look to the possibility of shipping unit trains of ethanol out of our plant, it is clear to me that the TC&W is dedicated to helping us reach that goal.

As we move into a different season, I think I can safely say that we are all happy to be done with the Minnesota winter that we just had. With springtime, farmers can get the planters rolling and plant another crop of corn that is vital for Granite Falls Energy as well as the nation. Other Countries rely on our corn for their needs as well. Much depends on the American farmer for supplying these needs. I am quite confident that as farmers, we are up to the task. Jason Sagebiel from FC Stone gave a great presentation concerning the supply and demand situation and his comments were much appreciated and informative. His projections show a tight corn supply situation in the coming months and farmers plan to plant more corn this year to fill this demand. The key will be to hold trend line yields for this growing season.

With the recently issued environmental permit allowing us to increase production at our plant, our people are ramping up production and debottlenecking. The construction projects that are currently underway are being done for two reasons. One reason is for increasing the plant's production and the other is for increasing our efficiency. We certainly do not want to lose our great track record of efficiency at the expense of producing more products. These two factors work hand in hand and the employees are up to the challenge. I am told that the spring shutdown in April went very well and behind the scenes, I know that a lot more goes into this process than meets

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reduce our dependence on foreign oil thus reducing our gas prices.

Recently, the Renewable Fuels Association, Growth Energy, American Coalition for Ethanol and the National Corn Growers worked together to help develop legislation called the Domestic Energy Promotion Act of 2011. The legislation was introduced by a bipartisan group of senators, led by Iowa Senator Chuck Grassley, to transition and transform current ethanol tax policy. The legislation would reduce the current blender's credit, also known as VEETC, for a two year period before transitioning to a tax credit that would adjust based on the price of oil. Furthermore, the legislation would improve current tax credits for the installation of blender pumps and ethanol fueling infrastructure. Additionally, the bill would extend tax credits for small ethanol producers as well as for advanced and cellulosic ethanol.

According to a recent report from Iowa State University, the University of Wisconsin, and the Center for Agriculture and Rural Development, the growth in production and use of ethanol kept American gas prices $0.89 lower than gas prices would have been without ethanol in 2010. The reduced gas prices have saved the average American family more than $800 last year alone. From 2000-2010, ethanol kept gasoline prices $0.25 cents lower on average, resulting in nearly $35 billion in avoided cost at the pump for consumers

The Domestic Energy Promotion Act of 2011 would ensure that the United States does not abandon America's ethanol industry, but allow it to grow and evolve. At a time of near-record gas prices and continued volatility in world oil markets, ethanol provides a silver lining by creating jobs, helping reduce gasoline prices, and reducing the nation's dependency on foreign oil. Please continue to show your support for ethanol by being involved in educating and promoting ethanol.



Stacie Schuler
Chief Financial Officer/Controller

Greetings…I hope all of you who farm are able to be in the fields planting, and that the rest of you are enjoying the warmer spring weather. I would like to again thank each of you who attended the 2011 annual meeting in March. Below are the consolidated income statements and distribution history presented at the meeting. Complete descriptions and analysis can be found in the quarterly and annual SEC filings.

Again, remember that the financials and financial footnotes, as well as additional company and industry information, can be found in the SEC filings for each quarter, and the annual 10K; follow the "SEC Compliance" link on our website. Please call our office if you need any assistance in obtaining or understanding the reports.

You will find in this newsletter an "Electronic Authorization Form". We are asking our investors, as well as any subscribers to our newsletters, to fill this out and send it back to our office at the address or fax number listed at the bottom of the form. By allowing us to send you the newsletters and mass mailings via email, you will save the company much time, paper and postage (and money). We will continue to mail these items to you if you do not have access to email.

Please note that all information containing your personal identification or information, such as K1 tax statements, will NOT be sent electronically.

For those of you who travel or relocate during the winter (or any time of the year), please let us know so we can accommodate appropriately. Because our newsletters are mailed out using a "pre-sorted postage permit", the post office is unable to auto-forward this type of mail, and the company is charged a fee for each one returned to us. If you choose the electronic/email option than this would no longer be a concern for you.

Consolidated/Condensed Statement of Operations

	Fiscal Years Ended October 31, 2010	2009	2008	2007
Revenues	$ 95,289,452	$ 91,282,031	$ 99,393,373	$ 94,776,725
Cost of Goods Sold	85,146,261	87,464,936	104,343,467	75,772,701
Gross Profit (Loss)	10,143,191	3,817,095	(4,950,094)	19,004,024
Operating Expenses	1,957,742	2,045,615	2,916,170	2,807,130
Operating Income (Loss)	8,185,449	1,771,480	(7,866,264)	16,196,894
Other Income (Expense)	176,863	(685,300)	188,005	(265,153)
Net Income (Loss)	$ 8,362,312	$ 1,086,180	$ (7,678,259)	$ 15,931,741
Net Income (Loss) Per Unit	$ 272.78	$ 35.29	$ (246.45)	$ 511.35

	Three Months Ended January 31, 2011 (Unaudited)	Three Months Ended January 31, 2010 (Unaudited)
Revenues	$ 30,716,346	$ 23,424,562
Cost of Goods Sold	27,182,613	21,077,622
Gross Profit (Loss)	3,533,733	2,346,940
Operating Expenses	558,121	508,941
Operating Income (Loss)	2,975,612	1,837,999
Other Income (Expense), net	35,984	89,177
Net Income (Loss)	$ 3,011,596	$ 1,927,176
Net Income (Loss) Per Unit	$ 98.24	$ 62.86

DISTRIBUTION HISTORY	
Declared:	Per Unit
July 2006	$ 320.96
April 2007	$ 100.00
October 2007	$ 200.00
October 2009	$ 150.00
October 2010	$ 300.00
Total Distributions Paid-to-Date:	$ 1,070.96
Distributions paid on the $1000 per unit original investment	*107.1%*

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future grind margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.

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the eye. Many of our employees received five year service awards at the annual meeting so experience definitely makes a difference. We have now been in operation for five and one half years and our employees are good at what they do. Granite Falls Energy runs well and is very fine tuned. We continue to run with zero liquid discharge and that is a feat that not many other ethanol plants have accomplished.

The ethanol and the corn markets continue to be as volatile as ever and our risk management program here at Granite Falls Energy remains vital to our success. 2010 was a great year for Granite Falls Energy. With the distribution of 9.2 million dollars in December, our five years of investment history gives us a total of 1,070 dollars per unit in distributions to all members. As we review the reports filed so far this year, we are comfortable with our objective for sustaining good positive margins. We are paying more for corn this year and on the other side we are receiving a better price for our ethanol. Our DDGS market has improved and the price we pay for our energy needs with natural gas remains low. Our risk management system has been working well. Tracey and his staff work closely with Eco Energy who markets our ethanol and RPMG who markets our DDGS. Our corn needs are supplied by Farmers Coop Elevator Company. A great effort by all of these entities along with the employees and your Board of Governors has helped make your company successful. With a continuing dedication, our plan is to sustain positive margins now and into the future. On behalf of the Board of Governors I wish to thank all who helped contribute to the positive atmosphere and outlook that exists with Granite Falls Energy. Paul Enstad, Chairman, Granite Falls Energy, LLC.



Eric Baukol
Risk Manager

The corn and ethanol markets have been on a sustained bull run since the end of last June. That is probably not news to anybody reading this, but it is somewhat surprising to think about how long this run has lasted without much of any significant price setbacks.

The reasons for the high corn prices are well known; below trend line yields in 2010 and record levels of corn usage have lowered the carryout for the 2010-2011 crop year to an estimated 730 million bushels, which accounts for the corn side of the equation. On the ethanol side, crude oil and gasoline have also been working higher, which has kept an incentive to blend ethanol even as ethanol prices have risen. As of this writing, June RBOB gasoline futures are trading at $3.30/gallon and June ethanol futures are trading at 2.56/gallon, so there is still quite an incentive for refiners to blend ethanol into their product. The biggest risk on the demand side of the equation for ethanol is that near $4 gasoline may ration demand for gasoline, thereby reducing demand for ethanol.

One change that has occurred to the US ethanol demand picture is that the US has been exporting a fairly substantial amount of ethanol around the globe. In addition to Europe and Canada, US ethanol is also being exported to Brazil in quantities not before seen. The Brazil business may be fairly short lived as they are nearing a fresh sugarcane harvest, but with sugar prices at an all-time high it is unlikely that they will produce much more ethanol than what they will use domestically, which should limit Brazil's ability to meet export demand. As far as Granite Falls Energy is concerned, we have taken the necessary steps to make sure that we are in a position to take advantage of these emerging markets and are beginning to test the waters ourselves.

Volatility in the grain and energy markets continues to provide challenges and opportunities for Granite Falls Energy. We work very hard to make sure that our exposure is limited as we strive to return equity to our shareholders by hitting singles and doubles and putting the ball in play instead of swinging for the fences.

15045 Hwy. 23 SE
Granite Falls, MN 56241
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